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                                                                    EXHIBIT 99.2

CONTACT:                                        FOR IMMEDIATE RELEASE

Richard T. Browning
Chief Financial Officer
(203) 661-1926, ext. 6628

Jane F. Casey
Vice President
(203) 661-1926, ext. 6619



                    BLYTH, INC. COMMENTS ON FULL-YEAR OUTLOOK
                 EPS GROWTH EXPECTED TO EXCEED 10% YEAR-TO-YEAR

GREENWICH, CT, August 30, 2000: Blyth, Inc. (NYSE:BTH), a global leader in home fragrance products, today disclosed its full year projections of 7 - 8% sales growth and 11 - 14% EPS growth after posting its record second quarter results. Full year EPS of $2.10 - $2.15 is expected, compared to $1.89 in the prior fiscal year.

Commenting on the sales and earnings projections, Robert B. Goergen, Chairman of the Board and CEO, said "Our anticipated results, which are in excess of growth rates typically experienced by companies in other consumer product categories, reflect Blyth's solid performance in a variety of distribution channels, including direct sales, premium retail, mass market and away from home, in both North America and Europe."

With 26% of its sales outside the U.S., Blyth is poised to take advantage of what it considers to be an excellent opportunity for growth in continental Europe. The Company believes that its fragranced product lines in this market could experience annual growth of as much as 30% over the next 5 years. Over the past year, Blyth has conducted extensive market research and positioned itself to launch a number of fragranced candle products in the European retail market, where fragranced products are estimated to represent less than 10% of total candle sales. By contrast, approximately 75% of candle sales in North America are estimated to be fragranced. Blyth currently sells its fragranced products in nearly a dozen European countries both through its direct sales company, PartyLite Gifts, which has been operating in Europe for over 5 years, and through a variety of retail channels, where distribution has been expanded over the past year as the result of Blyth's acquisition of the Swedish-based Liljeholmens Stearinfabriks AB. The success of the Company's European strategy will be influenced by the relative strength or weakness of European currencies.

Blyth also indicated that it anticipates strong growth in consumer retail channels in the U.S., where its premium Colonial brand has experienced very solid double-digit growth in department and independent gift stores and its Ambria-TM- brand has outperformed the category and its larger competitors in IRI-measured mass channels for the past 5 consecutive quarters.

Mr. Goergen also noted that, "We believe Blyth's record sales performance, which we have achieved every quarter since becoming a publicly traded company in 1994, will continue into the future. In addition, once again, we expect robust cash flow from operations, in excess of the

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strong $119.4 million generated in last fiscal year, providing Blyth with substantial financial flexibility. Thus, Blyth should be able to provide excellent value over the long term for our shareholders."

Blyth, Inc., headquartered in Greenwich, CT, designs, manufactures and markets an extensive line of candles and home fragrance products including scented candles, potpourri and environmental fragrance products, and markets a broad range of related candle accessories and decorative seasonal products. Its products are sold in the United States under various brand names, including Colonial Candle of Cape Cod-Registered Trademark-, PartyLite Gifts-Registered Trademark-, Kate's Original Recipe-TM-, Carolina Designs-Registered Trademark-, Ambria-TM-, Florasense-Registered Trademark-, Jeanmarie-Registered Trademark- and FilterMate-Registered Trademark-and in Europe under the Gies, Liljeholmens and Colony brands. It is also a leading producer of portable heating fuel products sold under the Sterno-Registered Trademark- and Handy Fuel-Registered Trademark- brand names. Net Sales for the twelve months ended July 31, 2000 totaled $1,133,602,000.

Blyth, Inc. can be found on the Internet at www.blythinc.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Actual results could differ materially due to various factors, including the risk of maintaining the Company's growth rate, the Company's ability to respond to increased product demand, the risks (including foreign currency fluctuations) associated with international sales and foreign products, the risks of being able to recruit new independent sales consultants in North America, dependence on key management personnel, competition in terms of price and new product introductions, and other factors described in this press release, and in the Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 2000, and in the Company's Annual Report on Form 10-K for the year ended January 31, 2000.

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